UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.)

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HUB GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 21, 2016

Dear Stockholder:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of Hub Group, Inc. This meeting will be held at Hub Group’s Corporate Headquarters, located at 2000 Clearwater Drive, Oak Brook, Illinois at 10:00 a.m. Central time on Friday, May 6, 2016.

The Notice of 2016 Annual Meeting of Stockholders and Proxy Statement describes the matters to be acted upon and is available at www.hubgroup.com/proxy.html. The Annual Report to Stockholders on Form 10-K is also available at this website.

We hope you will be able to attend the meeting. However, even if you anticipate attending in person, we urge you to please vote your proxy either by mail, telephone or over the Internet to ensure that your shares will be represented. If you attend, you will, of course, be entitled to vote in person.

Sincerely,

DAVID P. YEAGER
Chairman and Chief Executive Officer

HUB GROUP, INC.

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Hub Group, Inc.:

The Annual Meeting of Stockholders of Hub Group, Inc., a Delaware corporation, will be held at Hub Group’s Corporate Headquarters, located at 2000 Clearwater Drive, Oak Brook, Illinois on Friday, May 6, 2016, at 10:00 a.m. Central time for the following purposes:

(1)	To elect the seven nominees listed in this proxy statement to the board of directors of the Company;

(2)	To hold an advisory vote on executive compensation; and

(3)	To transact such other business as may properly be presented at the Annual Meeting or any adjournment thereof.

We plan to send a Notice of Internet Availability of Proxy Materials on or about March 21, 2016. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our materials on the Internet, as well as instructions on obtaining a paper copy of the proxy materials. The Notice of Internet Availability of Proxy Material is not a form for voting and presents only an overview of the proxy materials.

The Board of Directors has fixed the close of business on March 7, 2016, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

By order of the Board of Directors,

DOUGLAS G. BECK
Secretary

Oak Brook, Illinois
March 21, 2016

YOUR VOTE IS IMPORTANT

PLEASE VOTE YOUR PROXY EITHER BY

MAIL, TELEPHONE OR OVER THE INTERNET

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING.

Important Notice of Internet Availability of Proxy Materials

for the Stockholders Meeting to be Held on May 6, 2016

The Proxy Statement and Annual Report to Stockholders are

Available at www.hubgroup.com/proxy.html

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HUB GROUP, INC.

2000 CLEARWATER DRIVE

OAK BROOK, ILLINOIS 60523

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Hub Group, Inc., a Delaware corporation (“Hub Group” or the “Company”), of proxies for use at the 2016 Annual Meeting of Stockholders of the Company to be held on Friday, May 6, 2016, and any adjournment thereof (the “Annual Meeting”). This Proxy Statement and accompanying form of proxy are first being sent to stockholders on or about March 21, 2016.

The Company’s Class A common stock, $.01 par value (the “Class A Common Stock”), and Class B common stock, $.01 par value (the “Class B Common Stock,” together with the Class A Common Stock, the “Common Stock”), are the only issued and outstanding classes of stock. Only stockholders of record at the close of business on March 7, 2016 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, the Company had 34,944,639 shares of Class A Common Stock (each a “Class A Share”) and 662,296 shares of Class B Common Stock (each a “Class B Share,” and collectively with the Class A Shares, the “Shares”) outstanding and entitled to vote.

PROXIES, VOTING RIGHTS, QUORUM AND PROCEDURES

Shares represented by an effective proxy given by a stockholder will be voted as directed by the stockholder. If a properly signed proxy form is returned to the Company and one or more proposals are not marked, it will be voted in accordance with the recommendation of the Board of Directors on all such proposals. A stockholder giving a proxy may revoke it at any time prior to the voting of the proxy by giving written notice to the Secretary of the Company, by executing a later dated proxy or by attending the Annual Meeting and voting in person. If your shares are held in a bank or brokerage account, you will receive proxy materials from your bank or broker, which will include a voting instruction form. If you would like to attend the Annual Meeting and vote these shares in person, you must obtain a proxy from your bank or broker. You must request this form from your bank or broker; they will not automatically supply one to you.

Each Class A Share is entitled to one (1) vote and each Class B Share is entitled to approximately eighty-four (84) votes. The Amended and Restated Bylaws of the Company (the “Bylaws”) provide that one third of Shares entitled to vote at a meeting, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Abstentions will be treated as Shares that are present and entitled to vote for purposes of determining the presence of a quorum. If you are a beneficial stockholder and your shares are held in the name of a broker, the broker has the authority to vote shares for which you do not provide voting instructions only with respect to certain “routine” matters. A broker non-vote occurs when a nominee who holds shares for another does not vote on a particular matter because the matter is not a “routine” matter for which the broker has discretionary voting authority and the broker has not received instructions from the beneficial owner of the shares. The proposals described in this proxy statement do not relate to “routine” matters. As a result, a broker will not be able to vote your shares with respect to these proposals absent your voting instructions. Additionally, broker non-votes are included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of determining the presence of a quorum only when there are “routine” matters to be voted upon. Because there are no “routine” matters to be voted upon, we do not currently contemplate any broker non-votes being included for purposes of determining a quorum. An inspector of elections appointed for the meeting will tabulate votes cast by proxy or in person at the Annual Meeting and such inspector of elections will determine whether or not a quorum is present.

As of March 7, 2016, members of the Yeager family, directly or by trust, own all 662,296 shares of Class B Common Stock (the “Class B Stockholders”). Consequently, the Class B Stockholders control approximately 61% of the voting power on all matters presented for stockholder action. The Class B Stockholders are parties to an Amended and Restated Stockholders’ Agreement, dated April 22, 2014 (the “Stockholders’ Agreement”), pursuant to which they have agreed to vote all of their shares of Class B Common Stock in accordance with the vote of the holders of a majority of such Class B Shares. The Stockholders’ Agreement requires, among other things, that the

Class B Stockholders hold a meeting prior to the Annual Meeting so that they can determine how the shares of Class B Common Stock will be voted on matters presented at the Annual Meeting. Under the Stockholders’ Agreement, if there is a deadlock among Class B Stockholders or if a quorum of Class B Stockholders cannot be achieved at the meeting of Class B Stockholders after two attempts, each Class B Stockholder has agreed to vote or cause to be voted all of its shares of Class B stock as recommended by the independent directors of the Board of Directors. On March 14, 2016, the independent directors resolved that in the event of a deadlock or if a quorum cannot be achieved at the meeting of Class B Stockholders after two attempts, the independent directors unanimously recommend that the Class B Stockholders vote FOR the election of each nominee for director named in Proposal 1 and FOR the approval of the Company’s executive compensation in Proposal 2.

The Board of Directors knows of no matters to be presented at the Annual Meeting other than those set forth in the Notice of 2016 Annual Meeting of Stockholders enclosed herewith. However, if any other matters do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion. Any such other matter will require for its approval the affirmative vote of a majority of votes cast by shares represented in person or by proxy and entitled to vote at such Annual Meeting, provided a quorum is present, or such greater vote as may be required under the Company’s Amended and Restated Certificate of Incorporation, the Company’s Bylaws or applicable law. A list of stockholders as of the record date will be available for inspection at the Annual Meeting and for a period of ten days prior to the Annual Meeting at the Company’s offices in Oak Brook, Illinois.

PROPOSAL #1: ELECTION OF DIRECTORS

The number of directors of the Company, as determined by the Board of Directors under Article III of the Company’s Bylaws, is currently five. The Board of Directors has decided to expand the number of directors to seven, effective upon each of the seven nominees receiving a plurality of votes cast at the 2016 Annual Meeting. Each director shall hold office until his successor is elected and qualified or until his earlier death, resignation, retirement, disqualification or removal.

The nominees for whom the enclosed proxy is intended to be voted are set forth below. Mr. Yeager, Mr. Eppen, Mr. Reaves, Mr. Slark and Mr. Ward each currently serves as a director of the Company and Mr. Maltby and Mr. Kenny are each being nominated for the first time. The descriptions below discuss the specific experience, qualifications, attributes or skills that qualify each nominee to serve on the Company’s Board of Directors. It is not contemplated that any of these nominees will be unavailable for election, but if such a situation should arise, the proxy will be voted in accordance with the best judgment of the proxyholder for such person or persons as may be designated by the Board of Directors unless the stockholder has directed otherwise.

Directors are elected by a plurality of the votes cast by the shares represented in person or by proxy and entitled to vote on the election of directors at the Annual Meeting, provided a quorum is present. Withholding of authority to vote in the election and broker non-votes will not affect the outcome of the election, provided a quorum is present. Stockholders are not allowed to cumulate their votes in the election of directors.

Nominees for Election as Directors

Name	Age	Business Experience During the Past Five Years and Other Information

David P. Yeager	63	David P. Yeager has served as the Company’s Chairman of the Board since November 2008 and as Chief Executive Officer of the Company since March 1995. Mr. Yeager was Vice Chairman of the Board from January 1992 through November 2008. From October 1985 through December 1991, Mr. Yeager was President of Hub Chicago. From 1983 to October 1985, he served as Vice President, Marketing of Hub Chicago. Mr. Yeager started working for the Company in 1975. Mr. Yeager received a Masters in Business Administration degree from the University of Chicago in 1987 and a Bachelor of Arts degree from the University of Dayton in 1975.

		Mr. Yeager has been an employee of the Company for over 40 years and in that time has helped grow the Company from a small family business into the $3.5 billion enterprise it is today. Mr. Yeager has experience in all aspects of the business, including acting as founder and President of both the Pittsburgh Hub (1975) and the St. Louis Hub (1980). Mr. Yeager’s industry experience and Company knowledge make him uniquely suited to serve as our Chairman of the Board.

Donald G. Maltby	61	Donald G. Maltby is being nominated by the Board of Directors for the first time. Mr. Maltby was appointed President and Chief Operating Officer of the Company in September 2015. From January 2015 until September 2015, Mr. Maltby served as an advisor to the Company’s Board of Directors. Mr. Maltby served as Chief Strategy Officer from May 2014 until January 2015. Prior to that, Mr. Maltby served as Chief Supply Chain Officer from January 2011 to May 2014. From February 2004 to December 2010, Mr. Maltby served as Executive Vice President-Logistics Services. Mr. Maltby previously served as President of Hub Online, the Company’s e-commerce division, from February 2000 through January 2004. Mr. Maltby also served as President of Hub Cleveland from July 1990 through January 2000 and from April 2002 to January 2004. Prior to joining Hub Group, Mr. Maltby served as President of Lyons Transportation, a wholly owned subsidiary of

		Sherwin Williams Company, from 1988 to 1990. In his career at Sherwin Williams, which began in 1981 and continued until he joined the Company in 1990, Mr. Maltby held a variety of management positions including Vice-President of Marketing and Sales for its Transportation Division. Mr. Maltby received a Masters in Business Administration from Baldwin Wallace College in 1982 and a Bachelor of Science degree from the State University of New York in 1976.

		Mr. Maltby has been in the transportation and logistics industry since 1976, holding various executive and management positions. He has steadily assumed additional responsibility and has been instrumental in growing the Company’s logistics business since joining the Company over 25 years ago. Mr. Maltby’s strategic thinking and deep knowledge of the logistics industry, as well as familiarity with the Company’s business and culture, will make him a valuable contributor to the Board.

Gary D. Eppen	79	Gary D. Eppen has served as a director of the Company since February 1996. Currently retired, Mr. Eppen was the Ralph and Dorothy Keller Distinguished Service Professor of Operations Management and Deputy Dean for part-time programs at The University of Chicago Booth School of Business. He received a Ph.D. in Operations Research from Cornell University in 1964, a Master of Science in Industrial Engineering from the University of Minnesota in 1960, a Bachelor of Science from the University of Minnesota in 1959 and an Associate in Arts degree in Pre-Engineering from Austin Junior College in 1956. He received an Honorary Doctor of Economics degree from the Stockholm School of Economics in 1998.

		Mr. Eppen’s experience with operations management has been valuable as the Company has evolved from a collection of small businesses to a unified network with a significant fleet of containers and a large drayage network. Mr. Eppen’s attention to detail and familiarity with financial matters make him an effective Chair of our Audit Committee. Until February 2007, Mr. Eppen served as a Director of Landauer, Inc. Mr. Eppen has used his vast experience to help the Board identify and implement best practices. Mr. Eppen brings a wealth of both academic and business experience to his service as a Director.

Charles R. Reaves	77	Charles R. Reaves has served as a director of the Company since February 1996. Since 1994, Mr. Reaves has been President and Chief Executive Officer of Reaves Enterprises, Inc., a real estate development company. From April 1962 until November 1994, Mr. Reaves worked for Sears Roebuck & Company in various positions, ultimately as President and Chief Executive Officer of Sears Logistics Services, Inc., a transportation, distribution and home delivery subsidiary of Sears Roebuck & Company. Mr. Reaves received a Bachelor of Science degree in Business Administration from Arkansas State University in 1961.

		Having served for 32 years as an executive at Sears, Mr. Reaves understands the needs of large shippers and retailers. In his capacity as Chief Executive Officer of Sears Logistics Services, Inc., Mr. Reaves gained valuable executive experience running a large transportation organization. Mr. Reaves has used this experience, as well as his industry knowledge, to effectively advise the Company in his role as a Director. As Chair of our Nominating and Governance Committee, Mr. Reaves has also used his experience at Sears to help shape the Company’s Governance Policies and oversee the succession planning process.

Martin P. Slark	61	Martin P. Slark has served as a director of the Company since February 1996. Since 1976, Mr. Slark has been employed by Molex Incorporated (“Molex”), a manufacturer of electronic, electrical and fiber optic interconnection products and systems. Mr. Slark is presently the Chief Executive Officer of Molex and is also a Director of Liberty Mutual Holding Company, Inc. and Northern Trust Corporation. Mr. Slark is a Companion of the British Institute of Management and received a Masters in Business Administration degree from the University of East London in 1993 and a Post-Graduate Diploma in Management Studies from Portsmouth University in 1981.

		As Chief Executive Officer of a multi-national company, Mr. Slark has extensive experience running a large organization. Mr. Slark, originally from England, has worked for Molex for over 35 years in Europe, Asia and the United States. Mr. Slark’s leadership skills, experience with strategic planning and contacts have been a significant benefit to the Board. In his role as Chair of the Compensation Committee, Mr. Slark has also been instrumental in helping formulate the compensation package for the Company’s executives.

Jonathan P. Ward	61	Jonathan P. Ward has served as a director of the Company since January 2012. Mr. Ward is an operating partner at Kohlberg & Co. and has been with that company since July 2009. He was previously chairman of the Chicago office of Lazard Ltd. and managing director, Lazard Freres & Co., LLC, joining Lazard in November 2006. Prior to Lazard, Mr. Ward was at The ServiceMaster Company for five years, where he began as President and Chief Executive Officer in 2001 and then became Chairman and Chief Executive Officer in 2002. From 1997 to 2001, he was President and Chief Operating Officer of R.R. Donnelley & Sons Company, a commercial printing company. During his 23 years at R.R. Donnelley, he served in a variety of other leadership positions. He earned a Bachelor’s degree in Chemical Engineering from the University of New Hampshire and also has completed the Harvard Business School Advanced Management Program.

		Mr. Ward is a member of the board of directors of SP Plus Corporation, where he serves as a member of the Compensation Committee. Mr. Ward previously served as a director of Hillshire Brands Company (and Sara Lee Corporation prior to their merger) from October 2005 to August 2014; as director of KAR Auction Services, Inc. from December 2009 to June 2014; and as a director of United Stationers Inc. from July 2011 to June 2012.

		Mr. Ward’s service as an executive, combined with his leadership capabilities, make him well qualified to be a member of the Company’s Board of Directors. Having served on numerous public company boards, Mr. Ward is able to advise as to best practices across multiple industries. In addition, as a member of the Compensation Committee of SP Plus Corporation, Mr. Ward brings unique insight into other compensation models and approaches. Mr. Ward’s experience and perspective make him a valuable member to the Company’s Board of Directors.

James C. Kenny	62	James C. Kenny is being nominated by the Board of Directors for the first time. Currently retired, Mr. Kenny serves on the board of Kenny Industries, LLC, since 2006. Kenny Industries is a holding company that owns office and industrial parks in northern Illinois and a luggage company, among other assets. Since 2011, Mr. Kenny has also served as a director of Kerry Group, PLC, a company traded on the London and Dublin stock exchange with a market capitalization of 13 billion euro. Mr. Kenny serves as a member of Kerry Group’s Nominating and Compensation Committees.

Mr. Kenny served as Executive Vice President and Director of Kenny Construction Company from 1994 until the company was sold in 2012. He also served as President of Kenny Management Services from 2006 to 2012. Kenny Construction Company, founded in 1927, was involved in building projects across the United States and Kenny Management Services oversaw large, complex construction projects such as the Chicago Midway Airport expansion and the new stadium for the Chicago Bears. From 2003 until 2006, Mr. Kenny served as United States Ambassador to Ireland. Mr. Kenny received his Bachelor of Science degree in Business Administration from Bradley University.

Mr. Kenny has 35 years of experience in the construction industry, as well as three years of diplomatic experience serving as an ambassador. He has extensive experience running a family business and serving on its board. As a director, he has been involved in acquisition strategy, succession planning, union relations and governance. He also has excellent political knowledge and a large network, both locally and nationally, which is a great asset for a company in a regulated industry. Mr. Kenny’s unique blend of experiences make him a tremendous addition to the Board of Directors.

The Board of Directors unanimously recommends that the stockholders vote FOR the election of each nominee for director named above.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. During the fiscal year ended December 31, 2015, the full Board of Directors met four times at regularly scheduled meetings and once at a special meeting. The Audit Committee met seven times at regularly scheduled meetings and three times at special meetings. The Compensation Committee met three times and the Nominating and Governance Committee met once. During 2015, all directors attended at least 89% of the meetings of the Board of Directors and the committees thereof on which they served. The Company encourages each member of the Board of Directors to attend each annual meeting of stockholders. All directors attended the Company’s 2015 annual meeting of stockholders held on May 8, 2015.

Audit Committee

The duties of the Audit Committee are to oversee the Company’s internal control structure, review the Company’s financial statements and other financial information to be included in the Company’s 10-K, select the independent auditors for the Company and its subsidiaries and review the Company’s annual audit plan. The members of the Audit Committee are Messrs. Eppen (Chair), Reaves, Slark and Ward. If Mr. Kenny is elected at the Annual Meeting, the Board of Directors intends to appoint him to the Audit Committee. The Audit Committee has a written charter which is available on the Company’s website at www.hubgroup.com and it annually reviews and assesses the adequacy of its charter.

The Board of Directors has determined that Messrs. Eppen, Kenny, Reaves, Slark and Ward are “independent” in accordance with the applicable corporate governance listing standards of NASDAQ. See the section “Director Independence Determinations” below for further details. The Board of Directors has determined that the Audit Committee does not have an “audit committee financial expert” as that term is defined in the regulations promulgated under the Securities Exchange Act of 1934. However, the Board of Directors has determined that all of the members of the Audit Committee are able to read and understand fundamental financial statements within the meaning of the Audit Committee requirements of NASDAQ and that at least one of its members has the financial sophistication required by NASDAQ. The Board of Directors has determined that by satisfying the requirements of the NASDAQ listing standards with a member of the Audit Committee that has the requisite “financial sophistication” qualifications, the Audit Committee has the financial expertise necessary to fulfill the duties and the obligations of the Audit Committee. The Board of Directors has concluded that the appointment of an “audit committee financial expert” is not necessary at this time.

Compensation Committee

The Compensation Committee is responsible for providing assistance to the Board in the discharge of its responsibilities relating to compensation and development of the Company’s Chief Executive Officer and other executive officers. The members of the Compensation Committee are Messrs. Eppen, Reaves, Slark (Chair) and Ward. If Mr. Kenny is elected at the Annual Meeting, the Board intends to appoint him to the Compensation Committee. The Compensation Committee reviews, adopts, terminates, amends or recommends to the Board the adoption, termination or amendment of equity-based employee plans, incentive compensation plans and employee benefit plans, as further described in the Compensation Committee Charter. The Compensation Committee used Hay Group, Inc. (now known as Korn Ferry Hay Group)(“Hay Group”) as its compensation consultant in 2015 to assist in the evaluation of the Chief Executive Officer and executive officer compensation. The Compensation Committee has the sole authority to retain and terminate any compensation consultant and to approve the consultant’s fees and other retention terms. The Compensation Committee has a written charter which is available on the Company’s website at www.hubgroup.com and it annually reviews and assesses the adequacy of its charter.

Nominating and Governance Committee

The duties of the Nominating and Governance Committee are to identify individuals qualified to become Board members and recommend the director nominees to the Board for the next annual meeting of stockholders, assist the Board with succession planning and develop and recommend to the Board the corporate governance guidelines and other corporate governance policies applicable to the Company. The members of the Nominating and Governance Committee are Messrs. Eppen, Reaves (Chair), Slark and Ward. If Mr. Kenny is elected at the Annual Meeting, the Board of

Directors intends to appoint him to the Nominating and Governance Committee. The Nominating and Governance Committee has a written charter which is available on the Company’s website at www.hubgroup.com and it annually reviews and assesses the adequacy of its charter.

Nominations of Directors

Directors may be nominated by the Board of Directors or by stockholders in accordance with the Bylaws. As a matter of course, the Nominating and Governance Committee will review the qualifications of various persons to determine whether they might make good candidates for consideration for membership on the Board of Directors. The Nominating and Governance Committee will review all proposed nominees for the Board of Directors, including those proposed by stockholders, in accordance with the mandate contained in its charter. This will include a review of the person’s judgment, experience, independence, understanding of the Company’s business or other related industries and such other factors as the Nominating and Governance Committee determines are relevant in light of the needs of the Board of Directors and the Company. The Nominating and Governance Committee will select qualified candidates and review its recommendations with the Board of Directors, which will decide whether to invite the candidate to be a nominee for election to the Board of Directors. While there is no formal policy on diversity, the Nominating and Governance Committee does consider diversity when identifying nominees for director. The Nominating and Governance Committee seeks to obtain candidates who will provide a diversity of viewpoints, professional experience, education and skills that complement rather than duplicate those already existing on the Board. In addition, in selecting directors, the Nominating and Governance Committee will consider the need to strengthen the Board by providing a diversity of persons in terms of their expertise, age, gender, race, ethnicity, education, and other attributes which contribute to the Board’s diversity. The Company has not paid a fee to any third party to identify or assist in identifying or evaluating potential nominees.

If a stockholder desires to nominate persons for election as directors, timely written notice must be given and received, in advance of the stockholder meeting, by the Secretary of the Company at 2000 Clearwater Drive, Oak Brook, IL 60523, either by personal delivery or by United States mail. Pursuant to the Bylaws, such notice must be received not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders or, between February 5, 2017 and March 7, 2017, for the 2017 Annual Meeting; provided, however, that in the event that the date of the 2017 Annual Meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the 2016 Annual Meeting, the notice must be received no earlier than the 90th day prior to such meeting and not later than the close of business of the later of (i) the 60th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. Each notice must describe the nomination in sufficient detail for the nomination to be summarized on the agenda for the meeting and must set forth: (i) the name and address, as it appears on the books of the Company, of the stockholder making the nomination, (ii) a representation that the stockholder is a holder of record of stock in the Company entitled to vote at the annual meeting of stockholders and intends to appear in person or by proxy at the meeting to present the nomination, (iii) a statement of the class and number of shares beneficially owned by the stockholder, (iv) the name and address of any person to be nominated, (v) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (vi) such other information regarding such nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (the “SEC”), and (vii) the consent of such nominee to serve as a director of the Company if elected. The presiding officer of the annual meeting of stockholders will, if the facts warrant, refuse to acknowledge a nomination not made in compliance with the foregoing procedure, and any such nomination not properly brought before the meeting will not be considered.

Leadership Structure

The Company is led by David P. Yeager, who has served as the Company’s Chairman of the Board since November 2008 and as Chief Executive Officer of the Company since March 1995. The Board of Directors believes that Mr. Yeager’s service as both Chairman of the Board and Chief Executive Officer is in the best interest of our Company and its stockholders because this leadership structure promotes a unified vision for our Company, strengthens the ability of the CEO to develop and implement strategic initiatives and facilitates our Board’s efficient and effective functioning.

The Board of Directors believes that the members of the Board and the three standing Board Committees provide an appropriate framework for overseeing the Company’s management and operations and strike a sound balance with appropriate oversight. The Company’s non-management directors regularly meet in executive session and typically these meetings are held in conjunction with a Board meeting. This allows directors to speak candidly on any matter of interest, without the Chief Executive Officer or other managers present. We believe this structure provides consistent and effective oversight of management and the Company.

The Company’s directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussion involved in overseeing the affairs of the Company. The Board is collegial and all Board members are well engaged in their responsibilities. All Board members express their views and are open to the opinions expressed by other directors. Although we have not designated a “lead director,” our Chairman of the Board works closely with the chairs of each of our committees and our other directors. As a result, we do not believe that appointing an independent board chairman, or a lead independent director, would improve the performance of the Board.

Risk Oversight

The Board of Directors is ultimately responsible for overseeing risk management at the Company. The Board has delegated to the Compensation Committee responsibility for oversight of compensation risk. The Board has delegated to the Audit Committee various risk management responsibilities. To fulfill these responsibilities, at each quarterly meeting the Audit Committee receives (i) a report from the Director of Internal Audit regarding internal controls and an update on Internal Audit’s annual plan, (ii) a report from the General Counsel regarding any material litigation developments or regulatory risks and (iii) a report from the Company’s independent auditors. The Audit Committee reports the results of any material issues to the Board. The Board has also charged the Audit Committee with the responsibility for undertaking an annual comprehensive risk review, which includes a review of the steps taken by the Company to mitigate key risks. The list of risks is prepared by management and discussed at an Audit Committee meeting. Any issues that arise from this discussion are then reviewed with the Board as necessary. The Audit Committee also receives an annual report from the General Counsel highlighting certain non-business risks and the processes used to mitigate those risks. The Audit Committee has implemented an Ethic Hotline that provides a completely anonymous and confidential way for employees, officers and directors to report accounting complaints and other unethical behavior. The General Counsel provides a quarterly report summarizing any complaints made through the Ethics Hotline to the Audit Committee. The Board has charged the Nominating and Governance Committee with managing the risks related to succession planning. In addition to reports from the Audit, Compensation and Nominating and Governance Committees, the Board periodically discusses risk management issues as necessary. The risk oversight function is also supported by our Chairman of the Board and Chief Executive Officer, whose industry leadership, tenure and experience provide a deep understanding of the risks that the Company faces. Collectively, these processes are intended to provide the Board of Directors as a whole with an in-depth understanding of risks faced by the Company. The Board of Directors believes that the Chairman of the Board and Chief Executive Officer, who has an integral role in our day-to-day risk management processes, together with the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and an experienced senior management team provide the appropriate leadership to assist in effective risk oversight by the Board of Directors.

Controlled Company

The Board of Directors has determined that the Company is a “controlled company” as that term is defined by NASDAQ since the members of the Yeager family, pursuant to their ownership of Class A and all Class B Common Stock, control approximately 62% of the voting power of the Company as of March 7, 2016. Pursuant to the Stockholders’ Agreement, the Class B Stockholders have agreed to vote all of their shares of Class B Common Stock in accordance with the vote of the holders of a majority of such shares at a meeting of the Class B Stockholders held prior to the Annual Meeting, or as recommended by the independent directors of the Board of Directors if there is a deadlock among Class B Stockholders or if a quorum of Class B Stockholders cannot be achieved at the meeting of the Class B Stockholders after two attempts.

Code of Ethics

Our Code of Business Conduct and Ethics (the “Code”) establishes the principles, policies, standards and conduct for professional behavior in the workplace. The Code applies to all employees and may be found on the

Corporate Governance page on the Company’s website, www.hubgroup.com. Any waiver of the Code for executive officers of the Company requires approval of the Audit Committee and must be promptly disclosed to the Company’s stockholders. We intend to disclose on the Investors section of our Company’s website, www.hubgroup.com, any amendments to, or waivers from, the Code that are required to be publicly disclosed under the rules of the SEC. The Audit Committee has also established an Ethics Hotline for employees, officers, directors and third parties to communicate concerns over accounting or auditing matters.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines, which may be found on the Corporate Governance page on the Company’s website, www.hubgroup.com. These guidelines reflect the Board of Director’s commitment to oversee the effectiveness of policy and decision-making both at the Board and management level, with a view of enhancing stockholder value.

Director Independence Determinations

We believe that a substantial majority of the members of our Board should be independent non-employee directors. Our Board has affirmatively determined that five of our seven director nominees, namely Messrs. Eppen, Kenny, Reaves, Slark and Ward, qualify as ‘‘independent directors’’ in accordance with NASDAQ listing standards independence requirements. Each of these directors and nominees has also been determined to have the requisite NASDAQ “financial sophistication” qualifications. All of the members of our Audit Committee, Compensation Committee and the Nominating and Governance Committee are independent and financially sophisticated. The NASDAQ listing standards include a series of objective tests for determining the independence of a director, such as that the director or a member of his family is not an employee of the Company and has not engaged in various types of commercial or charitable relationships with the Company. A copy of our existing guidelines for determining director independence, as included in our Corporate Governance Guidelines, is available on the Corporate Governance page of our Company’s website, www.hubgroup.com. Our Board has made a determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of the director’s independent judgment in carrying out his responsibilities as a director. In making these determinations, our Board reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company, its management and/or its independent registered public accounting firm.

Communicating with the Board

Stockholders may communicate directly with the Board of Directors. All communications should be directed to the Company’s Secretary at the address set forth herein and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors or for non-management directors. Each communication intended for the Board of Directors and received by the Secretary which is not otherwise commercial in nature will be forwarded to the specified party following its clearance through normal security procedures.

Review of Related Party Transactions

Our Related Person Transaction Policy governs the review, approval and ratification of transactions involving the Company and related persons where the amount involved exceeds $120,000. Related persons include our executive officers, directors, director nominees, 5% or greater stockholders and immediate family members of such persons, and entities in which one of these persons has a direct or indirect material interest. Under this policy, prior to entering into any related-person transaction, the General Counsel of the Company is to be notified of the facts and circumstances of the proposed transaction, including: (i) the related person’s relationship to the Company and interest in the transaction; (ii) the material facts of the proposed transaction, including the proposed aggregate value of such transaction or, in the case of indebtedness, the amount of principal that would be involved; (iii) the benefits to the Company of the proposed transaction; (iv) if applicable, the availability of other sources of comparable products or services; and (v) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The General Counsel then assesses whether the proposed transaction is a related person transaction for purposes of the policy and SEC rules. If the General Counsel determines that the proposed transaction is a related person transaction for such purposes, the proposed transaction is then submitted to the Audit Committee of the Board of Directors for its consideration. The Audit Committee considers all of the relevant facts and circumstances available, including (if applicable) but not limited to: (i) the benefits to the Company; (ii) the impact on a director’s independence, in the event a person involved with, or connected to, the proposed transaction is a director; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally. No member of the Audit Committee participates in any review, consideration or approval of any related person transaction with respect to which such member or any of his immediate family members is the related person. The Audit Committee then makes a recommendation to the Board. The Board approves only those proposed transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as determined by the Board. In the event that the Company becomes aware of a related person transaction that has not been previously approved or ratified by the Board or the Audit Committee, a similar process is undertaken by the Board and the Audit Committee to determine if the existing transaction should continue or be terminated and/or if any disciplinary action is appropriate. The General Counsel may also develop, implement and maintain from time to time certain administrative procedures to ensure the effectiveness of this policy. A copy of our Related Person Transaction Policy is available on the Corporate Governance page of our website at www.hubgroup.com.

In accordance with the Company’s Related Person Transaction Policy, all compensation paid to related parties is reviewed and approved by the Compensation Committee. Mr. Jude Troppoli, the brother-in-law of Mr. David Yeager, serves as Director of Documentation. Mr. Phillip Yeager and Mr. Matthew Yeager, sons of Mr. David Yeager, serve as Executive Vice President, Intermodal Operations and Account Management and Vice President Specialized Intermodal Services, respectively. Ms. Shannon Neumayer, the daughter of Mr. Jim Gaw, our Executive Vice President of Sales, serves as Director of Finance and Compliance, Intermodal Operations and Account Management. Mr. Chris Neumayer, the son-in-law of Mr. Jim Gaw, serves as Regional Sales Manager. Each of Mr. Troppoli, Mr. Neumayer, Messers. Yeager and Ms. Neumayer earned in excess of $120,000 in salary and bonuses for 2015. Each individual’s compensation is comparable to other employees with equivalent qualifications, experience and responsibilities at the Company. All compensation for the foregoing individuals was approved by our Compensation Committee. There were no other related person transactions in 2015.

OWNERSHIP OF THE CAPITAL STOCK OF THE COMPANY

The following table sets forth information with respect to the number of shares of Class A Common Stock and Class B Common Stock beneficially owned by (i) each director of the Company, (ii) the current executive officers of the Company named in the table under “Compensation of Directors and Executive Officers--Summary Compensation Table,” (iii) all directors and executive officers of the Company as a group, and (iv) based on information available to the Company and a review of statements filed with the SEC pursuant to Section 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each person that owns beneficially (directly or together with affiliates) more than 5% of the Class A Common Stock or Class B Common Stock, in each case as of February 29, 2016. The Company believes that each individual or entity named has sole investment and voting power with respect to shares of the Class A Common Stock or Class B Common Stock indicated as beneficially owned by them, except as otherwise noted. The Company acts as transfer agent for the Class B Common Stock. Beneficial ownership of shares of Class B Common Stock is based on the stock ledger maintained by the Company as of the Record Date and the terms of the Stockholders’ Agreement.

	Number (1)
Name	Class A	Percentage	Class B	Percentage

David P. Yeager (2)(3)	244,429	*	662,296	100%
Terri A. Pizzuto	152,344	*	—	*
Donald G. Maltby	87,774	*	—	*
James J. Damman	69,613	*	—	*
David L. Marsh	104,005	*	—	*
Mark A. Yeager (2)(4)(5)	372,689	*	662,296	100%
Gary D. Eppen	73,161	*	—	*
Charles R. Reaves	69,782	*	—	*
Martin P. Slark	90,893	*	—	*
Jonathan P. Ward	14,957	*	—	*
All directors and executive officers (16 people)	1,109,604	3.2%	662,296	100%
Diamond Hill Capital Mgt., Inc. (6)	3,743,621	10.3%	—	*
BlackRock, Inc. (7)	4,006,031	11.2%	—	*
The Vanguard Group (8)	2,595,368	7.3%	—	*
FMR LLC (9)	4,093,067	11.5%	—	*

* Represents less than 1% of the outstanding shares of Common Stock.

(1)	Calculated pursuant to Rule 13d-3(d) under the Exchange Act. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights, or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

(2)	David Yeager and Mark Yeager are parties to a stockholders’ agreement (the “Stockholders’ Agreement”), pursuant to which they have agreed to vote all of their shares of Class B Common Stock in accordance with the vote of the holders of a majority of such shares at a meeting of the Class B Stockholders held prior to the Annual Meeting, or as recommended by the independent directors of the Board of Directors if there is a deadlock among Class B Stockholders or if a quorum of Class B Stockholders cannot be achieved at the meeting of Class B Stockholders after two attempts. See the section “Proxies, Voting Rights, Quorum and Procedures” for more details. Except as provided in footnotes 3 and 4 each of the Yeager family members disclaims beneficial ownership of the shares of Class B Common Stock held by the other Yeager family members. The Class B Common Stock represents approximately 61% of the total votes allocable to the Common Stock. Members of the Yeager family own all of the Class B Common Stock.

(3)	Includes 121,083 shares of Class B Common Stock owned by the DPY 2015 Exempt Children’s Trust, 51,624 shares of Class B Common Stock owned by the Laura C. Yeager 2015 GST Trust, 51,624 shares of Class B Common Stock owned by the Matthew D. Yeager 2015 GST Trust and 51,624 shares of Class B Common Stock owned by the Phillip D. Yeager 2015 GST Trust, 55,193 shares of Class B Common Stock owned by David P. Yeager Nonexempt Trust created under Philip C. Yeager 1994 Trust and 331,148 shares of Class B Common Stock as to which David P. Yeager may be deemed to have shared voting discretion pursuant to the Stockholders’ Agreement. See Note 2.

(4)	Includes 87,866 shares of Class B Common Stock owned by the Alexander B. Yeager 1994 GST Trust, 87,866 shares of Class B Common Stock owned by the Samantha N. Yeager 1994 GST Trust, 48,715 shares of Class B Common Stock owned by the Mark A. Yeager Non-Exempt Trust, and 331,148 shares of Class B Common Stock as to which Mark A. Yeager may be deemed to have shared voting discretion pursuant to the Stockholders’ Agreement. Also includes 19,907 shares of Class B Common Stock owned by the Mark A. Yeager Perpetual Trust for which Mark A. Yeager serves as sole trustee and has sole investment and voting discretion. See Note 2.

(5)	Mr. Mark Yeager resigned as President and Chief Operating Officer effective August 8, 2015, and resigned from the Board of Directors of the Company on October 9, 2015. Mr. Mark Yeager last filed a Form 4 dated April 20, 2015, which is the basis for determining his stock ownership above.

(6)	Diamond Hill Capital Management, Inc. (“Diamond Hill”) filed an amendment to a Schedule 13G dated February 9, 2016 with the SEC indicating beneficial ownership of shares of Class A Common Stock. According to the Schedule 13G, Diamond Hill has sole dispositive power with respect to all 3,743,621 shares of Class A Common Stock and sole voting power with respect to 3,585,870 shares of Class A Common Stock. The number of shares beneficially owned by Diamond Hill is indicated as of January 31, 2016. The address of Diamond Hill is 325 John H. McConnell Blvd., Suite 200, Columbus, OH 43215.

(7)	BlackRock, Inc. (“BlackRock”) filed an amendment to a Schedule 13G dated February 8, 2016 with the SEC indicating beneficial ownership of shares of Class A Common Stock. According to the Schedule 13G, BlackRock has sole dispositive power with respect to all 4,006,031 shares of Class A Common Stock beneficially owned and sole voting power with respect to 3,887,176 shares of Class A Common Stock beneficially owned. The number of shares beneficially owned by BlackRock is indicated as of January 31, 2016. The address of BlackRock is 55 East 52nd Street, New York, NY 10022.

(8)	The Vanguard Group, Inc. (“Vanguard”) filed an amendment to a Schedule 13G dated February 10, 2016 with the SEC indicating beneficial ownership of shares of Class A Common Stock. According to the Schedule 13G, Vanguard has sole dispositive power with respect to 2,518,940 shares of Class A Common Stock, shared dispositive power with respect to 76,428 shares of Class A Common Stock, sole voting power with respect to 75,928 shares of Class A Common Stock and shared voting power with respect to 2,500 shares of Class A Common Stock. The number of shares beneficially owned by Vanguard is indicated as of December 31, 2015. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(9)	FMR LLC (“FMR”) filed an amendment to a Schedule 13G dated February 12, 2016 with the SEC indicating beneficial ownership of shares of Class A Common Stock. According to the Schedule 13G, FMR has sole dispositive power with respect to all 4,093,067 shares of Class A Common Stock and sole voting power with respect to 657,332 shares of Class A Common Stock. The number of shares beneficially owned by FMR is indicated as of February 12, 2016. The address of FMR is 245 Summer Street, Boston, MA 02210.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors, and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the Company’s 2015 fiscal year all applicable Section 16(a) filing requirements were complied with by the officers, directors, and greater than ten-percent beneficial owners.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview of Compensation Program

Our Compensation Committee has the responsibility for determining the compensation that is paid or awarded to our Company’s executive officers (for purposes of this proxy statement, the term “executive officer” means the senior leadership of the Company, including Section 16 Officers and Named Executive Officers). Our Compensation Committee consists of the four independent members of the Board. Our Compensation Committee ensures that the total compensation paid to our executive officers is fair, reasonable, competitive and drives behavior that increases stockholder value over the long-term.

Compensation Philosophy and Objectives

Our Company’s compensation philosophy is designed to link executive performance to long-term stockholder value, connect pay with individual performance, maintain a compensation system that is competitive with industry standards and attract and retain outstanding executives. We seek to incent our executives through both short term and long term awards, with a goal of rewarding superior Company performance. Our ultimate objective is to improve stockholder value.

Our Compensation Committee evaluates both performance and compensation to ensure that our Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, our Compensation Committee believes executive compensation packages provided to our executives should include both cash and stock-based compensation that reward performance as measured against pre-established goals.

Role of Executive Officers in Compensation Decisions

Our Compensation Committee, with input and recommendations from our Chief Executive Officer and President, makes all compensation decisions for the executive officers and approves recommendations of equity awards to all executive officers of the Company. The Chief Executive Officer and President do not play any role in the Compensation Committee’s determination of their own compensation. The Chief Executive Officer and President annually review the performance of the executive officers. The conclusions reached and recommendations based on these reviews, including salary adjustments and annual stock and cash award amounts, are presented to the Compensation Committee. Our Compensation Committee can exercise its discretion in modifying any recommended adjustments of stock or cash awards to executives.

Setting Executive Compensation

Based on the foregoing objectives, our Compensation Committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals.

Compensation Consultant. To help the Company achieve its compensation objectives, our Compensation Committee engaged Hay Group as its independent compensation consultant for 2015. Hay Group has been the compensation consultant to the Compensation Committee since 2004. The consultant’s role is to advise our Compensation Committee on all executive compensation matters. The Compensation Committee asked the consultant to provide relevant market data and evaluate the Company’s total compensation system relative to the compensation systems employed by comparable companies in the transportation industry and the overall U.S. industrial market. The consultant also provides an additional measure of assurance that the Company’s executive compensation program is a reasonable and appropriate means to achieve our objectives. In 2015, Hay Group did not provide any additional services to the Company in excess of $120,000.

Market Benchmarking. A benchmark group of publicly-traded companies in the transportation industry is chosen based on comparable revenue, market capitalization and number of employees. The peer group is used annually by our Compensation Committee to ensure that Hub Group’s compensation programs offer competitive total compensation opportunities and reflect best practices in compensation plan design. For 2015, the companies comprising the “Compensation Peer Group” were:

ArcBest Corporation
Celadon Group, Inc.
Con-way, Inc.
Covenant Transportation Group, Inc.
Heartland Express, Inc.
J.B. Hunt Transport Services, Inc.
Knight Transportation, Inc.
Landstar System, Inc.
Marten Transport, Ltd.
Old Dominion Freight Line, Inc.
Ryder System, Inc.
Saia, Inc.
Universal Truckload Services, Inc.
XPO Logistics, Inc.
YRC Worldwide, Inc.

In addition, information on annual base salary increases and compensation data for the U.S. general industrial markets is provided by our Compensation Committee’s independent compensation consultant.

The Company’s Chief Executive Officer and President develop pay recommendations for the Company’s executives based on (i) the aforementioned market data, (ii) each executive’s individual performance and functional responsibilities as determined by the Chief Executive Officer and President and (iii) Company performance, both financial and non-financial. Our Compensation Committee reviews and approves these pay recommendations with the advice of its independent compensation consultant. Our Compensation Committee also sets the base salary and incentive opportunities for the Company’s Chief Executive Officer based on (i) the aforementioned market data, (ii) the Chief Executive Officer’s individual performance and responsibilities and (iii) Company performance, both financial and non-financial.

Our Compensation Committee generally seeks to set the base salary for executive officers at a competitive level compared to similarly situated executives according to survey data from the Hay Group Executive Compensation Report (the “Hay Group survey”). Our Compensation Committee also considers, on a secondary basis, the executive compensation disclosure included in the proxy statements of the companies comprising the Compensation Peer Group. Variations to this objective do occur as dictated by the experience level of the individual, personal performance and market factors.

There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, our Compensation Committee reviews information provided by our compensation consultant to determine the appropriate level and mix of incentive compensation. Pay for such incentive compensation is awarded as a result of the performance of the Company or the individual, depending on the type of award, compared to pre-established goals. Our Compensation Committee noted that Hub’s stockholders approved the Company’s 2014, 2013 and 2012 compensation for named executive officers with 99% approval ratings each year. For 2015, our Compensation Committee has continued with this same general compensation structure since the Committee believes it is a successful structure and has been consistently supported by our stockholders.

2015 Executive Compensation Components

The Company’s executive compensation program has three components--base salary, annual incentives, and long-term incentives. Base salary and annual incentives are primarily designed to reward current and past performance. Long-term incentives are primarily designed to provide strong incentives for long-term future Company growth.

Base Salary. To attract and retain qualified executives, base salary is provided to our executive officers. The base salary is determined based on position and responsibility using competitive criteria within the transportation industry. During its review of base salaries for the executives, our Compensation Committee primarily considers (i) market data provided by our outside consultants, (ii) an internal review of the executive’s compensation, both individually and relative to other officers, and (iii) individual performance of the executive. Salary levels are typically reviewed annually as part of our annual performance review process as well as upon a promotion or other change in job responsibilities. Increases are based on increases in the cost of living, individual performance and market data. For 2015, the Compensation Committee provided a 3% increase in salary for each Section 16 officer and also provided a market adjustment of $40,000 for Ms. Pizzuto.

Annual Cash Incentive. The Company’s annual cash incentive recognizes and rewards executives for taking actions that build the value of the Company and generate competitive total returns for stockholders. Our annual cash incentive is determined with the assistance of the Hay Group survey referred to above and the value of the target award is generally set at 70% of the executive’s annual base salary. This incentive is based solely on earnings per share (“EPS”) for our Chief Executive Officer and our President. For our other executive officers, this incentive is based on a combination of EPS (70-80%) and on individual performance compared against certain pre-determined personal goals (20-30%). The personal goals vary by officer. For 2015, the personal goals for officers responsible for each of our service lines were generally tied to specific financial metrics for the service line managed by the executive. For our other executives, the personal goals were generally tied to specific objectives within their area of responsibility. The personal goals are generally set at a level that is believed to be achievable with superior personal performance.

Ms. Pizzuto’s target incentive related to personal goals was $58,807. For 2015, Ms. Pizzuto’s total bonus related to personal goals was $29,404. Mr. Damman’s target incentive related to personal goals was $52,133, with the opportunity to earn more than his target incentive if he exceeded his goals. For 2015, Mr. Damman’s total bonus related to personal goals was $49,517. Mr. Marsh’s target incentive related to personal goals was $48,271, with the opportunity to earn more than his target incentive if he exceeded his goals. For 2015, Mr. Marsh’s total bonus related to personal goals was $50,744.

Each year our Compensation Committee sets an EPS target for our Company. Once the year is completed, Hub Group’s earnings per share is compared against the EPS target. If we meet the EPS target, we pay the EPS portion of the award. If we do not meet our EPS target, we do not pay any cash incentive related to EPS or we pay a reduced incentive based on a sliding scale. In the same way, our executives can earn, also on a sliding scale, up to twice their EPS target incentive if we substantially exceed our EPS target. For 2015, our sliding scale started at $1.83 and our EPS target for 2015 was set at $1.93. Our executives could earn twice their EPS target incentive if we earned $2.03 per share. During 2015, we earned $1.97 per share according to generally accepted accounting practices. Based on our pre-approved sliding scale, our executives therefore received 140% of their EPS target incentive.

Mr. Yeager’s target incentive related to EPS was $500,194 for 2015. Mr. Yeager received 140% of this targeted amount, which was $700,272, in accordance with the sliding scale previously approved by the Compensation Committee. Mr. Maltby’s target incentive related to EPS was $124,833, pro-rated for September 1 through December 31, 2015. Mr. Maltby received 140% of this targeted amount, which was $174,766. Ms. Pizzuto’s target incentive related to EPS was $235,228 for 2015. Ms. Pizzuto received 140% of this targeted amount, which was $329,319. Mr. Damman’s target incentive related to EPS was $208,530 for 2015. Mr. Damman received 140% of this targeted amount, which was $291,942. Mr. Marsh’s target incentive related to EPS was $193,084 for 2015. Mr. Marsh received 140% of this targeted amount, which was $270,317.

All cash compensation is approved by our Compensation Committee before it is paid to our executive officers.

Long-Term Equity Incentives. The Company’s Long-Term Equity Incentive Program serves to reward executive performance that successfully executes the Company’s long-term business strategy and builds stockholder value. The program allows for the awarding of options and stock appreciation rights, restricted stock and performance units. The Long-Term Equity Incentive Program encourages participants to focus on long-term Company performance and provides an opportunity for executive officers and certain designated key employees to increase their ownership stake in the Company through grants of the Company’s Class A Common Stock. The Company has adopted the Hub Group, Inc. 2002 Long-Term Incentive Plan, as amended in 2007, in connection with its long-term equity incentive program.

The Company has historically made an annual grant of restricted stock to its executive officers. Our Compensation Committee reviews management’s recommendation and approves the restricted stock awards for each Section 16 officer. Our restricted stock grants for employees vest over five years.

In November 2015, our Compensation Committee delegated to our Chief Executive Officer the ability to grant up to 75,000 shares of restricted stock in the aggregate to non-executive officers each year. Our Chief Executive Officer grants this stock from time to time to new hires or in connection with a promotion or outstanding performance by current employees. The Company has not granted any stock options since 2003.

Perquisites and Other Compensation

Our Company provides executive officers with perquisites and other personal benefits that the Company and our Compensation Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. Our Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

All of our named executive officers participated in our 401(k) plan and received matching funds up to the federally allowed maximum match. We maintain $50,000 of life insurance on all of our executive officers. The Company maintains a non-qualified deferred compensation plan and provides a matching contribution to participants. The Company makes available to its executive officers an annual physical at a local hospital. The Company allows personal use of its fractional airplane interests by certain executive officers. Personal use of our aircraft interests requires approval by the Chief Executive Officer. Our executives must reimburse the Company for their personal use of our aircraft interests at the Standard Industry Fare Level plus either 20% or 30% depending on the aircraft.

Retirement and Other Benefits

Pension Benefits

We do not provide pension arrangements or subsidized post-retirement health coverage for our executives or employees.

Non-Qualified Deferred Compensation

Our executive officers, in addition to certain other key managerial employees, are entitled to participate in the Hub Group, Inc. Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”). Pursuant to this plan, eligible employees can defer certain compensation on a pre-tax basis. The Deferred Compensation Plan is discussed in further detail in the table below under the heading “2015 Nonqualified Deferred Compensation.”

Other Post-Employment Payments

All of our executive officers are employees-at-will and as such do not have employment contracts with us. Certain payments will be made upon a change of control. These payments are discussed in further detail under “Potential Payouts upon Termination or Change of Control.”

Stock Ownership Guidelines

To directly align the interests of executive officers with the interests of the stockholders, our Board adopted a policy that requires each executive officer to maintain a minimum ownership interest in the Company. Each executive officer, other than the Chief Executive Officer, must own Company stock with a value of at least two times his or her base annual salary. The Chief Executive Officer must own Company stock with a value of at least three times his base salary. Each executive officer has five years to meet this requirement. Until they do, executive officers must retain a minimum of 25% of the stock granted to them in any one year. Our non-employee directors have also agreed to maintain stock valued at twice their annual retainer, have been given five years to meet this requirement and until they do, must retain a minimum of 25% of the stock granted to them in any one year.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the Company’s deduction for compensation paid to the executive officers named in the Summary Compensation Table to $1 million each unless certain requirements are met. The policy of our Compensation Committee with respect to section 162(m) is to establish and maintain a compensation program which will optimize the deductibility of compensation. Our Compensation Committee, however, reserves the right to use its judgment, where merited by our Compensation Committee’s need to respond to changing business conditions or by an executive officer’s individual performance, to authorize compensation which may not, in a specific case, be fully deductible to the Company.

Section 274(e) of the Code limits the Company’s deduction for expenses allocated to certain personal use of its fractional airplane interests. For 2015, such expenses, less amounts reimbursed to the Company, were not deductible for federal income tax purposes.

Compensation Committee Report

This report is submitted by the Compensation Committee of the Board of Directors.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) required by Item 402(b) of Regulation S-K with management and based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this Proxy Statement.

COMPENSATION COMMITTEE

Martin P. Slark, Chairman
Gary D. Eppen
Charles R. Reaves
Jonathan P. Ward

2015 SUMMARY COMPENSATION TABLE

The following table sets forth a summary of the annual, long-term and other compensation for services rendered to the Company for the fiscal years ended December 31, 2015, December 31, 2014 and December 31, 2013 paid or awarded to those persons who were: (i) the Company’s chief executive officer at December 31, 2015, (ii) the Company’s chief financial officer at December 31, 2015 and (iii) the Company’s three most highly compensated executive officers other than the chief executive officer and chief financial officer (collectively, together with the Company’s chief executive officer and chief financial officer, the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation (4) ($)		Total ($)

David P. Yeager	2015	714,563	—	902,902	700,272	—	169,891	(5)	2,487,628
Chairman and Chief Executive Officer	2014 2013	693,750 693,750	— —	865,260 755,700	— 242,813	— —	160,076 173,724		1,719,086 1,865,987

Terri A. Pizzuto	2015	420,050	—	615,615	358,723	—	19,984	(7)	1,414,372
Executive Vice President, CFO and Treasurer	2014 2013	380,050 380,050	— —	589,950 515,250	26,604 138,325	— —	18,261 19,088		1,014,865 1,052,713

Donald G. Maltby (11)	2015	166,696	—	702,180	174,766	—	233,441	(8)	1,277,083
President and Chief Operating Officer	2014	334,750	—	471,960	53,309	—	20,358		880,377

James J. Damman	2015	372,376	—	492,492	341,469	—	7,382	(9)	1,213,719
President, Mode Transportation, LLC	2014 2013	361,530 361,530	— —	593,318 543,507	60,105 332,073	— —	6,894 7,686		1,021,847 1,244,796

David L. Marsh	2015	344,793	—	492,492	321,062	—	17,726	(10)	1,176,073
Chief Highway Solutions Officer

Mark A. Yeager (12)	2015	362,600	—	820,820	—	—	18,553	(6)	1,201,973
Former President and Chief Operating Officer	2014 2013	565,000 565,000	— —	786,600 687,000	— 197,750	— —	110,034 178,143		1,461,634 1,627,893

(1)	Consists of the aggregate grant date fair value of restricted stock awards made by our Company to our executives in 2015, 2014 and 2013 in accordance with FASB ASC Topic 718. The amounts expensed in 2015, 2014 and 2013 in accordance with FASB ASC Topic 718 with respect to restricted stock awards made by our Company to our executives each with a vesting period of five years are $777,567, $696,174 and $623,124, respectively, for Mr. David Yeager; $519,311, $451,735 and $388,498, respectively, for Ms. Pizzuto; $78,020 and $377,853 for Mr. Maltby (Mr Maltby’s 2015 grant vests over three years); $471,051, $369,220 and $233,813, respectively, for Mr. Damman; $411,713 for Mr. Marsh; and $2,500, $640,801 and $570,984, respectively, for Mr. Mark Yeager.

(2)	In addition to salary, our Compensation Committee provides an annual cash incentive. Our annual cash incentive is determined with the assistance of the Hay Group survey and the value of the target award is generally set, starting in 2012, at 70% of the executive’s annual salary. This incentive is based solely on EPS for our Chief Executive Officer and President. For our other named executive officers, 80% of this incentive is based on EPS and 20% is based on individual performance compared against certain predetermined personal goals. For 2013, Mr. Damman’s annual cash incentive includes $200,000 which was earned under the Mode Special Bonus program.

(3)	Represents above market earnings on deferred compensation.

(4)	Personal use of our aircraft requires approval by the Chief Executive Officer. Our executives must reimburse the Company for their personal use of our aircraft interest at the Standard Industry Fare Level plus either 20% or 30% depending on the aircraft. We value the personal use of our aircraft interests as the difference between the amount paid by the executive to the Company for use of the plane and the aggregate incremental cost of using the plane. The incremental cost includes the hourly flight fee, all fuel charges, overnight fees, on-board catering, landing fees, parking fees, certain taxes and passenger ground transportation. We do not include in incremental costs the fixed costs that do not change based on personal usage, such as monthly management fees or the purchase or lease costs of our fractional interest in aircraft.

(5)	Represents our Company’s matching contribution to the Section 401(k) plan of $7,346, the value of insurance premiums paid by the Company for term life insurance equal to $36 and the match made to Mr. Yeager’s account in our Deferred Compensation Plan equal to $21,437. Also represents Mr. Yeager’s personal use of our Company’s fractional airplane interests equal to $141,072.

(6)	Represents the value of insurance premiums paid by the Company for term life insurance equal to $21. Also represents Mr. Yeager’s personal use of our Company’s fractional airplane interests equal to $18,532.

(7)	Represents our Company’s matching contribution to the Section 401(k) plan of $7,346, the value of insurance premiums paid by the Company for term life insurance equal to $36 and the match made to Ms. Pizzuto’s account in our Deferred Compensation Plan equal to $12,602.

(8)	Represents our Company’s matching contribution to the Section 401(k) plan of $7,010, the value of insurance premiums paid by the Company for term life insurance equal to $36, the match made to Mr. Maltby’s account in our Deferred Compensation Plan equal to $16,050, the pay Mr. Maltby received as a consultant to the Board of Directors of $187,500 and pay for housing expenses of $13,654. Also represents Mr. Maltby’s personal use of our Company’s fractional airplane interests equal to $9,191.

(9)	Represents our Company’s matching contribution to the Section 401(k) plan of $7,346 and the value of insurance premiums paid by the Company for term life insurance equal to $36 for Mr. Damman.

(10)	Represents our Company’s matching contribution to the Section 401(k) plan of $7,346 and the value of insurance premiums paid by the Company for term life insurance equal to $36 and the match made to Mr. Marsh’s account in our Deferred Compensation Plan equal to $10,344.

(11)	Mr. Maltby left the Company on January 15, 2015, at which time he served as a consultant to the Board of Directors. He was subsequently appointed President and Chief Operating Officer of the Company in September 2015.

(12)	Mr. Mark Yeager resigned as President and Chief Operating Officer effective August 8, 2015, and resigned from the Board of Directors of the Company on October 9, 2015.

2015 GRANTS OF PLAN-BASED AWARDS

								All Other	All Other
								Stock	Option
								Awards:	Awards:		Grant Date
								Number of	Number of	Exercise or	Fair Value
		Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of	Securities	Base Price	of Stock
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Stock or	Underlying	of Option	and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	Units (#)	Options (#)	Awards ($/Sh)	Option Awards ($)

David P. Yeager
Restricted Stock	1/2/2015	—	—	—	—	—	—	24,200 (1)	—	—	902,902
Annual Cash Incentive		—	500,194	1,000,388

Mark A. Yeager
Restricted Stock	1/2/2015	—	—	—	—	—	—	22,000 (1)	—	—	820,820
Annual Cash Incentive		—	—	—

Terri A. Pizzuto
Restricted Stock	1/2/2015	—	—	—	—	—	—	16,500 (1)	—	—	615,615
Annual Cash Incentive		—	294,035	558,667

Donald G. Maltby
Restricted Stock	9/16/2015	—	—	—	—	—	—	18,000 (2)	—	—	702,180
Annual Cash Incentive		—	124,833	249,666

James J. Damman
Restricted Stock	1/2/2015	—	—	—	—	—	—	13,200 (1)	—	—	492,492
Annual Cash Incentive		—	260,663	508,293

David L. Marsh
Restricted Stock	1/2/2015	—	—	—	—	—	—	13,200 (1)	—	—	492,492
Annual Cash Incentive		—	241,355	482,710

(1) Restricted stock that vests ratably annually on the date of grant over five years.

(2) Restricted stock that vests ratably annually on the date of grant over three years.

Narrative Description for Summary Compensation and Grants of Plan-Based Awards Tables

As part of the annual compensation package, our Compensation Committee grants restricted Class A Common Stock to our executive officers. Generally, these awards are based on merit and the Hay Group survey and vest over five years. The Company has historically made an annual grant of restricted stock to its executive officers. Our Compensation Committee reviews management’s recommendation and approves the restricted stock awards for each Section 16 officer. Our restricted stock grants for employees generally vest over five years. These restricted shares are entitled to dividends to the same extent as ordinary shares, but the dividends are restricted to the same extent as the underlying security. Once the restricted stock vests, any dividends paid on that stock also vest. We do not have employment agreements with our executive officers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2015

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

David P. Yeager	—	—	—	—	—	24,200	(1)	902,902	—	—
						18,000	(2)	671,580
						13,200	(3)	492,492
						8,800	(4)	328,328
						3,702	(5)	138,122

Mark A. Yeager	—	—	—	—	—	—		—	—	—

Terri A. Pizzuto	—	—	—	—	—	16,500	(1)	615,615	—	—
						12,000	(2)	447,720
						9,000	(3)	335,790
						6,000	(4)	223,860
						2,073	(5)	77,344
						133	(6)	4,962

Donald G. Maltby	—	—	—	—	—	18,000	(8)	671,580	—	—

James J. Damman	—	—	—	—	—	13,200	(1)	492,492	—	—
						8,000	(2)	298,480
						6,000	(3)	223,860
						4,000	(4)	149,240
						1,666	(7)	62,158
						3,986	(9)	148,718
						3,176	(10)	118,497
						1,128	(11)	42,086

David L. Marsh	—	—	—	—	—	13,200	(1)	492,492	—	—
						9,600	(2)	358,176
						7,200	(3)	268,632
						4,800	(4)	179,088
						1,666	(5)	62,158

(1)	Restricted stock remaining from a grant made on January 2, 2015 that vests ratably annually on the date of grant over five years.
(2)	Restricted stock remaining from a grant made on January 2, 2014 that vests ratably annually on the date of grant over five years.
(3)	Restricted stock remaining from a grant made on January 2, 2013 that vests ratably annually on the date of grant over five years.
(4)	Restricted stock remaining from a grant made on January 2, 2012 that vests ratably annually on the date of grant over five years.
(5)	Restricted stock remaining from a grant made on January 2, 2011 that vests ratably annually on the date of grant over five years.
(6)	Restricted stock remaining from a grant made on April 20, 2011 that vests ratably annually on the date of grant over five years.
(7)	Restricted stock remaining from a grant made on April 1, 2011 that vests ratably annually on the date of grant over five years.
(8)	Restricted stock remaining from a grant made on September 16, 2015 that vests ratably annually on the date of grant over three years.
(9)	Restricted stock remaining from a grant made on February 22, 2014 that vests ratably annually on the date of grant over five years.
(10)	Restricted stock remaining from a grant made on February 22, 2013 that vests ratably annually on the date of grant over five years.
(11)	Restricted stock remaining from a grant made on February 22, 2012 that vests ratably annually on the date of grant over five years.

2015 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards

	Number of Shares Acquired on Exercise	Value Realized On Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)

David P. Yeager	—	—	20,604	768,735

Mark A. Yeager	—	—	18,930	706,438

Terri A. Pizzuto	—	—	13,279	495,519

Donald G. Maltby	—	—	11,082	411,984

James J. Damman	—	—	10,286	389,628

David L. Marsh	—	—	10,532	392,949

2015 NONQUALIFIED DEFERRED COMPENSATION

	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)

David P. Yeager	150,058	21,437	23,955	—	3,020,654

Mark A. Yeager	53,718	—	(16,567)	—	1,823,852

Terri A. Pizzuto	42,005	12,602	(8,282)	—	611,552

Donald G. Maltby	79,875	16,050	24,549	351,847	133,483

James J. Damman (5)	—	—	3,163	—	391,073

David L. Marsh	177,072	10,344	(91)	258,603	498,275

(1)    Executive contributions are included in Salary in the Summary Compensation Table.

(2)    Our Company contributions are a match made subject to a cliff vesting requirement as more fully explained below. Our Company contributions are included in All Other Compensation in the Summary Compensation Table.

(3)    None of these earnings are included in the Summary Compensation Table as these are earnings on investments made in various commonly available investment vehicles.

(4)    The amount of compensation in the aggregate balance that was reported as compensation in the 2015 Summary Compensation Table is $171,495 for Mr. David Yeager, $53,718 for Mr. Mark Yeager, $54,607 for Ms. Pizzuto, $95,925 for Mr. Maltby and $187,416 for Mr. Marsh. The amount of compensation in the aggregate balance that was reported as compensation in the 2014 Summary Compensation Table is $173,438 for Mr. David Yeager, $107,633 for Mr. Mark Yeager, $49,407 for Ms. Pizzuto and $109,802 for Mr. Maltby. The amount of compensation in the aggregate balance that was reported as compensation in the 2013 Summary Compensation Table is $173,438 for Mr. David Yeager, $101,700 for Mr. Mark Yeager and $49,407 for Ms. Pizzuto.

(5)    Mr. Damman participates in the Mode Plan (as defined below).

We adopted our current Deferred Compensation Plan effective January 1, 2005. We allow a select group of management and highly compensated employees to make contributions to our Deferred Compensation Plan. We also adopted a non-qualified deferred compensation plan effective April 1, 2011 in connection with the Mode acquisition (the “Mode Plan”). The Mode Plan was created to allow certain key Mode employees to continue deferring into a non-qualified plan for the remainder of 2011. Of our current named executive officers, only Mr. Damman participates in the Mode Plan. On December 31, 2011, the Mode Plan was closed and there will be no new contributions made into the Mode Plan.

Our Deferred Compensation Plan is funded and does not provide for a fixed rate of return. Each participating employee selects from a range of investment options. We then provide an investment return equal to the return from the selected investment options. The investment options which may be selected by the participating employees track commonly available investment vehicles, including mutual funds, bond funds and money market funds. Participating employees can contribute up to 50% of their base salary and up to 90% of their annual cash incentive under the Deferred Compensation Plan.

The Deferred Compensation Plan also includes a match by our Company. The match is equal to 50% of the first 6% of contributions to the plan with a maximum match equivalent to 3% of base salary. The match vests over three years on a cliff basis. The Company match, if vested, and earnings thereon are paid out seven months after separation from service in either a lump sum or over a period of up to ten years, at the employee’s election. The employee’s contributions and earnings thereon are paid out upon separation from service or at a predetermined date and may be paid out in a lump sum or over a period of up to ten years. The match is subject to forfeiture if the participant leaves the Company and goes to work for a competitor.

Our Mode Plan is also funded and does not provide for a fixed rate of return. Each participating employee selects from a range of investment options. We then provide an investment return equal to the return from the selected investment options. The investment options which may be selected by the participating employees track commonly available investment vehicles, including mutual funds, bond funds and money market funds. The Mode Plan included a match by our Company equal to 50% of the first 10% of contributions to the plan with a maximum match equivalent to 5% of compensation. The match was fully vested once made. The Company match and earnings thereon are paid out seven months after separation from service in either a lump sum or over a period of up to fifteen years, at the employee’s election. The employee’s contributions and earnings thereon are paid out upon separation from service or at a predetermined date and may be paid out in a lump sum or over a period of up to fifteen years.

Potential Payouts Upon Termination or Change of Control

As required, in the following section we disclose the amount that would have been earned by our named executive officers assuming a change of control on December 31, 2015.

David P. Yeager, Chairman and Chief Executive Officer

Change of Control

Mr. Yeager has been granted various awards of restricted stock under our Long-Term Incentive Plans. Pursuant to his award agreements, this restricted stock vests upon a change of control. As of December 31, 2015, Mr. Yeager owned 67,902 shares of restricted stock subject to vesting requirements. Assuming the triggering event took place on the last business day of 2015, the value of the restricted stock would have been $2,533,424.

Mr. Yeager is a participant in our Deferred Compensation Plan. Our Deferred Compensation Plan provides for the vesting of the Company match and any earnings thereon upon a change of control. Assuming a change of control as defined under this plan occurred on December 31, 2015, a total of $39,192 worth of Company matching contributions and interest or earnings thereon would have vested.

Terri A. Pizzuto, Executive Vice President, Treasurer and Chief Financial Officer

Change of Control

Ms. Pizzuto has been granted various awards of restricted stock under our Long-Term Incentive Plans. Pursuant to her award agreements, this restricted stock vests upon a change of control. As of December 31, 2015, Ms. Pizzuto owned 45,706 shares of restricted stock subject to vesting requirements. Assuming the triggering event took place on the last business day of 2015, the value of the restricted stock would have been $1,705,291.

Ms. Pizzuto is a participant in our Deferred Compensation Plan. Our Deferred Compensation Plan provides for the vesting of the Company match and any earnings thereon upon a change of control. Assuming a change of control as defined under this plan occurred on December 31, 2015, a total of $22,997 worth of Company matching contributions and interest or earnings thereon would have vested.

Donald G. Maltby, President and Chief Operating Officer

Change of Control

Mr. Maltby has been granted various awards of restricted stock under our Long-Term Incentive Plans. Pursuant to his award agreements, this restricted stock vests upon a change of control. As of December 31, 2015, Mr. Maltby owned 18,000 shares of restricted stock subject to vesting requirements. Assuming the triggering event took place on the last business day of 2015, the value of the restricted stock would have been $671,580.

As of December 31, 2015, Mr. Maltby was a participant in our Deferred Compensation Plan. Our Deferred Compensation Plan provides for the vesting of the Company match and any earnings thereon upon a change of control. Assuming a change of control as defined under this plan occurred on December 31, 2015, there would be no Company matching contributions or interest or earnings thereon because Mr. Maltby was re-hired by the Company in September 2015 and no Company match had yet occurred under the Deferred Compensation Plan.

James J. Damman, President Mode Transportation

Change of Control

Mr. Damman has been granted various awards of restricted stock under our Long-Term Incentive Plans. Pursuant to his award agreements, this restricted stock vests upon a change of control. As of December 31, 2015, Mr. Damman owned 41,156 shares of restricted stock subject to vesting requirements. Assuming the triggering event took place on the last business day of 2015, the value of the restricted stock would have been $1,535,530.

David L. Marsh, Chief Highway Solutions Officer

Change of Control

Mr. Marsh has been granted various awards of restricted stock under our Long-Term Incentive Plans. Pursuant to his award agreements, this restricted stock vests upon a change of control. As of December 31, 2015, Mr. Marsh owned 36,466 shares of restricted stock subject to vesting requirements. Assuming the triggering event took place on the last business day of 2015, the value of the restricted stock would have been $1,360,546.

Mr. Marsh is a participant in our Deferred Compensation Plan. Our Deferred Compensation Plan provides for the vesting of the Company match and any earnings thereon upon a change of control. Assuming a change of control as defined under this plan occurred on December 31, 2015, a total of $20,089 worth of Company matching contributions and interest or earnings thereon would have vested.

Definition of “Change of Control”

For purposes of the foregoing discussion, a change of control is defined as a change in the beneficial ownership of the Company’s voting stock or a change in the composition of the Board which occurs as follows: (i) Any “person” (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) who is not as of the date of this grant but later becomes a beneficial owner, directly or indirectly, of stock of the Company representing 30 percent or more of the total voting power of the Company’s then outstanding stock; or (ii) A tender offer (for which a filing has been made with the SEC which purports to comply with the requirements of Section 14(d) of the Exchange Act and the corresponding SEC rules) is made for the stock of the Company, which has not been negotiated and approved by the Board. In case of a tender offer described in this paragraph, the change in control will be deemed to have occurred upon the first to occur of (A) any time during the offer when the person (using the definition in (i) above) making the offer owns or has accepted for payment stock of the Company with 25 percent or more of the total voting power of the Company’s stock, or (B) three business days before the offer is to terminate unless the offer is withdrawn first, if the person making the offer could own, by the terms of the offer plus any shares owned by this person, stock with 50 percent or more of the total voting power of the Company’s stock when the offer terminates; or (iii) Individuals who were the Board’s nominees for election as directors of the Company immediately prior to a meeting of the stockholders of the Company involving a contest for the election of directors shall not constitute a majority of the Board following the election.

DIRECTOR COMPENSATION

The following table sets forth a summary of the compensation for services rendered to the Company for the fiscal year ended December 31, 2015 for the Company’s independent directors.

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation	All Other Compensation	Total
Name	($)	($)(1)	($)	($)	Earnings	($)	($)

Gary D. Eppen	90,000	205,205	—	—	—	2,588 (2)	297,793

Charles R. Reaves	90,000	205,205	—	—	—	—	295,205

Martin P. Slark	90,000	205,205	—	—	—	—	295,205

Jonathan P. Ward	90,000	205,205	—	—	—	—	295,205

(1) Consists of the aggregate grant date fair value of restricted stock awards made by our Company in 2015 in accordance with FASB ASC Topic 718. The amounts expensed in 2015 in accordance with FASB ASC Topic 718 with respect to restricted stock awards made by our Company each with a vesting period of three years are $191,202 for Messrs. Eppen, Reaves, Slark and Ward.

(2) Mr. Eppen contributed to our Deferred Compensation Plan in 2015 and received a match of $2,588 for 2015.

As of December 31, 2015, Messrs. Eppen, Reaves and Slark each had 5,500 shares of restricted stock remaining from a grant made on January 2, 2015 that vests ratably over three years, 3,333 shares of restricted stock remaining from a grant made on January 2, 2014 that vests ratably over three years and 1,666 shares of restricted stock remaining from a grant made on January 2, 2013 that vests ratably over three years. As of December 31, 2015, Mr. Ward had no restricted stock units remaining from a grant made on January 2, 2013, 3,333 shares of restricted stock remaining from a grant made on January 2, 2014 that vests ratably over three years and 5,500 shares of restricted stock remaining from a grant made on January 2, 2015. No directors have options.

Directors who are not our employees received $90,000 for serving as a director during 2015. Directors who are our employees do not receive additional compensation for such services. Both employee and non-employee directors are reimbursed for their travel and other expenses incurred in connection with attending meetings of the Board of Directors or committees thereof. In connection with their 2015 compensation package, on January 2, 2015, Messrs. Eppen, Reaves, Slark and Ward each received a grant of 5,500 shares of restricted Class A Common Stock with a value on the date of grant of $205,205. The restricted stock vests ratably over a three-year period.

Share Ownership Requirements for Non-Employee Directors

To directly align the interests of our non-employee directors with the interests of the stockholders, our Board adopted a policy that requires each non-employee director to maintain a minimum ownership interest in the Company. Each director must own Company stock with a value of at least two times his annual retainer. Each director has five years to meet this requirement. Until they do, directors must retain a minimum of 25% of the stock granted to them in any one year.

Compensation Committee Interlocks and Insider Participation

None.

Equity Compensation Plan Information

The following chart contains certain information regarding the Company’s Long-Term Incentive Plans as of February 29, 2016:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	—	$—	971,680
Equity compensation plans not approved by security holders	—	—	—
Total	—	$—	971,680

Audit Committee Report

Management has primary responsibility for the Company’s internal control and financial reporting process, and for making an assessment of the effectiveness of the Company’s internal control over financial reporting. Ernst & Young LLP is responsible for performing an independent audit of the Company’s (i) consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and (ii) the Company’s internal control over financial reporting and to issue an opinion on those financial statements and internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has reviewed and discussed the Company’s quarterly and annual audited financial statements with management. The Company has also discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 16, Communication with Audit Committees, as amended, as adopted by the PCAOB. The Audit Committee has also received from Ernst & Young LLP the written communication and the letter required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communication with the Audit Committee concerning independence. The Audit Committee has discussed with Ernst & Young LLP their independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the December 31, 2015 audited financial statements be included in the Company’s Annual Report on Form 10-K for 2015.

AUDIT COMMITTEE

Gary D. Eppen, Chairman
Charles R. Reaves
Martin P. Slark
Jonathan P. Ward

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has selected Ernst & Young LLP as the independent accountant of the Company. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

The fees billed by Ernst & Young in 2014 and 2015 for services provided to us were as follows:

	2015	2014

Audit Fees (1)	$1,340,000	$1,434,568
Audit-Related Fees (2)	—	181,022
Tax Fees (3)	21,869	111,333
All Other Fees (4)	—	—

TOTAL	$1,361,869	$1,726,923

(1)           “Audit Fees” are the aggregate fees billed by Ernst & Young for professional services rendered for the audit of the Company’s annual financial statements for the years ended December 31, 2015 and December 31, 2014, the audit of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015 and December 31, 2014, the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q during 2015 and 2014, and consultation with respect to various accounting and financial reporting matters during 2015 and 2014.

(2)           “Audit-Related Fees” include fees billed for assurance and related services that are reasonably related to the performance of the audit and not included in the “audit fees” described above. The 2014 Audit-Related Fee related to a potential acquisition.

(3)           “Tax Fees” are fees for tax services billed by Ernst & Young.

(4)           There were no non-audit services in 2014 and 2015.

The Audit Committee must pre-approve any audit or any permissible non-audit services to be provided by the Company’s independent auditors, and has established pre-approval policies and procedures for such services. Permissible non-audit services are those allowed under the regulations of the SEC. The Audit Committee may approve certain specific categories of permissible non-audit services within an aggregated budgeted dollar limit. The Audit Committee must approve on a project-by-project basis any permissible non-audit services that do not fall within a pre-approved category, or pre-approved permissible non-audit services that exceed the previously approved fees. All services provided by Ernst & Young during 2015 were approved by the Audit Committee and were permissible under applicable laws and regulations and will continue to be pre-approved by the Audit Committee.

PROPOSAL #2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

At last year’s annual meeting, the Company provided stockholders with the opportunity to cast an advisory vote regarding the compensation of our named executive officers as disclosed in the proxy statement for the 2015 Annual Meeting. At our 2015 Annual Meeting, our stockholders overwhelmingly approved the proposal, with more than 99% of the votes cast voting in favor of the proposal. In light of the high level of approval that we received in 2015, we concluded that no changes to our compensation policies and practices were warranted. Our Board has elected to hold a stockholder say on pay vote annually. Accordingly, this year the Company again seeks your advisory vote on our executive compensation programs. The Company asks that you support the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying tables contained in this Proxy Statement. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

We encourage stockholders to review the Compensation Discussion and Analysis and related executive compensation tables. We believe our compensation program strikes the appropriate balance between using responsible pay practices and appropriately incentivizing our executives to create value for our stockholders. This balance is evidenced by the following:

•	A meaningful part of executive compensation is performance based, including our annual cash incentive, which is based primarily on EPS.

•	We have a five year vesting period for our annual restricted stock grants to executive officers.

•	We respond to economic conditions appropriately, such as freezing various base salaries during the economic downturn.

•	We do not provide tax gross-ups to our named executive officers.

•	We have no employment, severance or golden parachute agreements with any of our named executive officers and therefore, no excise tax gross-ups.

The Board strongly endorses the Company’s executive compensation program and unanimously recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as described in this proxy statement under “Executive Compensation,” including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in this proxy statement.

The advisory vote on executive compensation will be approved if it receives a majority of votes cast by shares represented in person or by proxy and entitled to vote at such Annual Meeting, provided a quorum is present. Abstentions and broker non-votes will have no effect on the outcome of the vote, provided a quorum is present.

The Board of Directors unanimously recommends a vote FOR the approval of the Company’s executive compensation.

PROXY SOLICITATION EXPENSE

The Company will pay the expense of any proxy solicitation. We have hired Alliance Advisors, LLC (‘‘Alliance Advisors’’) to assist in the solicitation of proxies. Alliance Advisors’ fees for their assistance in the solicitation of proxies are estimated to be $7,500, plus out-of-pocket expenses. In addition to the solicitation of proxies by use of the mail, solicitation also may be made by telephone or personal interview by directors, officers, and regular employees of the Company, none of whom will receive additional compensation for any such solicitation. The Company will, upon request, reimburse brokers, banks, and similar organizations for out-of-pocket and reasonable clerical expenses incurred in forwarding proxy material to their principals.

STOCKHOLDER PROPOSALS

Proposals of stockholders must be received in writing by the Secretary of the Company at the principal executive offices of the Company no later than November 21, 2016, in order to be considered for inclusion in the Company’s proxy statement and form of proxy relating to the next annual meeting of stockholders.

The Company anticipates that its next annual meeting of stockholders will be held in May 2017. If a stockholder desires to submit a proposal for consideration at the next annual meeting of stockholders, written notice of such stockholder’s intent to make such a proposal must be given and received by the Secretary of the Company at the principal executive offices of the Company either by personal delivery or by United States mail no earlier than February 5, 2017 nor later than March 7, 2017. Each notice must describe the proposal in sufficient detail for the proposal to be summarized on the agenda for the annual meeting of stockholders and must set forth: (i) the name and address, as it appears on the books of the Company, of the stockholder who intends to make the proposal; (ii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to present such proposal; and (iii) the class and number of shares of the Company which are beneficially owned by the stockholder. In addition, the notice must set forth the reasons for conducting such proposed business at the annual meeting of stockholders and any material interest of the stockholder in such business. The presiding officer of the annual meeting of stockholders will, if the facts warrant, refuse to acknowledge a proposal not made in compliance with the foregoing procedure, and any such proposal not properly brought before the annual meeting of stockholders will not be considered.

By order of the Board of Directors,

DOUGLAS G. BECK
Secretary

Oak Brook, Illinois
March 21, 2016

Each stockholder, whether or not he or she expects to be present in person at the Annual Meeting, is requested to please vote your proxy either by mail, telephone or over the Internet as promptly as possible. A stockholder may revoke his or her proxy at any time prior to voting.

32

HUB GROUP, INC. 2000 CLEARWATER DRIVE OAK BROOK, IL 60523

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
			☐	☐	☐
1.	Election of Directors

Nominees

01 David P. Yeager 02 Donald G. Maltby 03 Gary D. Eppen 04 James C. Kenny 05 Charles R. Reaves
06 Martin P. Slark 07 Jonathan P. Ward

The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain

2	The approval of the compensation of the named executive officers.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

0000274081_1     R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

HUB GROUP, INC. Annual Meeting of Stockholders May 6, 2016 10:00 AM CDT This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) David P. Yeager, as proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of HUB GROUP, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM CDT on May 6, 2016 at the 2000 Clearwater Drive, Oak Brook, IL 60523, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

0000274081_2     R1.0.1.25